COVI-GUARD™
ORAL SANITIZER


COVI-GUARD
Oral Sanitizer
Protects Against Airborne Germs
With Immune Supporting Ingredients Zinc, Vitamin C & Goldenseal
Helps Prevent Exposure to Harmful Pathogens



This illustration, created at the Centers for Disease Control and Prevention (CDC), reveals ultrastructural morphology exhibited by the 2019 Novel Coronavirus (2019-nCoV). Note the spikes that adorn the outer surface of the virus, which impart the look of a corona surrounding the virion, when viewed electron microscopically. This virus was identified as the cause of an outbreak of respiratory illness first detected in Wuhan, China.

Photo: CDC / Alissa Eckert & Dan Higgins

Coronavirus Disease 2019 (COVID-19) is a respiratory disease caused by the SARS-CoV-2 virus. It has spread from China to many other countries around the world, including the United States. Depending on the severity of COVID-19's international impacts, outbreak conditions—including those rising to the level of a pandemic—can affect all aspects of daily life, including travel, trade, tourism, food supplies, and financial markets.

Symptoms of COVID-19

Infection with SARS-CoV-2, the virus that causes COVID-19, can cause illness ranging from mild to severe and, in some cases, can be fatal. Symptoms typically include fever, cough, and shortness of breath. Some people infected with the virus have reported experiencing other non-respiratory symptoms. Other people, referred to as asymptomatic cases, have experienced no symptoms at all.

According to the CDC, symptoms of COVID-19 may appear in as few as 2 days or as long as 14 days after exposure.




Transmission
Coronaviruses are zoonotic, meaning they are transmitted between animals and people.
Human-to-human transmission:
Coronaviruses are most commonly spread from an infected person by:
Coughing and sneezing
Close personal contact such as touching or shaking hands, followed by touching your own face.
Touching an object or surface with the virus on it, and then touching your mouth, nose, or eyes before washing your hands.
Fecal contamination.
Source: WHO/CDC
Signs of coronavirus infection
Fever
Cough
Shortness of breath
Gastro-intestinal problems
Severe cases
Pneumonia
Severe acute respitory syndrome
Kidney failure
Death

Although the first human cases of COVID-19 likely resulted from exposure to infected animals, infected people can spread SARS-CoV-2 to other people.

The virus is thought to spread mainly from person- to-person, including:

- Between people who are in close contact with one another (within about 6 feet).
- **"Through respiratory droplets produced when an infected person coughs or sneezes. These droplets can land in the mouths of people who are nearby or possibly be inhaled into the lungs."**

It may be possible that a person can get COVID-19 by touching a surface or object that has SARS-CoV-2 on it and then touching their own mouth, nose, or possibly their eyes, but this is not thought to be the primary way the virus spreads.

People are thought to be most contagious when they are most symptomatic (i.e., experiencing fever, cough, and/or shortness of breath). Some spread might be possible before people show symptoms; there have been reports of this type of asymptomatic transmission with this new coronavirus, but this is also not thought to be the main way the virus spreads.


CORONAVIRUS (COVID-19)
RESOURCE CENTER

- Current Situation there is no cure or vaccine for COVID-19 and rates are high. World Wide Pandemic is "6.54 Million" "USA is 1.94 Million" and has the highest cases in the world.

- Dr. Fauci Says We're Not Going Back To Normal Without A Vaccine Or Treatment. Dr. Anthony Fauci, National Institute of Allergy and Infectious Diseases Director and a constant voice of reason, just made it clear that despite the current social distancing expiration date, there is no "going back to normal" until we have a vaccine.

- Therefore we need to protect ourselves. Currently there is no "oral sanitizer" on the market which is targeted for the mouth. We are currently washing hands, wearing masks and using hand sanitizers.

- Wash Hands Hand Sanitizer
- Wear Mask
- Social Distance 6 feet
- Cover Cough & Sneeze


Hand Sanitizer











COVI-GUARD™

ORAL SANITIZER


Helps Kill 99.9% of Viruses & Bacteria
COV-GUARD™
Oral Sanitizer
Mouthwash
Protects Against Airborne Germs
With Immune Supporting Ingredients Zinc, Vitamin C & Goldenseal
Helps Prevent Exposure to Harmful Pathogens
When used daily
Developed by Dental Professionals
NATURAL MINT FLAVOR
8.6OZ


COVI-GUARD
Oral Sanitizer
Spray
Protects Against
Airborne Germs

Mouth-Spray and Mouthwash





"Disruption Creates Innovation"

ORAL SANITIZER powered by Covi-GuardTM — is an immune supporting spray and mouthwash that helps ward off viruses and pathogens by reducing the viral load in the mouth before entering the upper respiratory tract. The mouth is the largest entry point for germs to enter the body. Our PATENT PENDING formula with Cyclodextrins are highly effective at targeting pathogenic virus and bacteria in our mouths. Oral Sanitizer weakens the virus before it attacks. COVI-GUARD also contains immune supporting ingredients Goldenseal, Vitamin C and Zinc. Our formula helps reduce the viral load and bacteria gently yet, effectively which act as "mouth sanitizers" to reduce microbes in mouth. Oral Sanitizers promote the immune system defense against colds and the flu; and comes in 3 delivery systems. Mouth Spray 2-4 oz Mouth Rinse 8 -16 oz and Throat Spray 1.7 oz.

Throat Sublingual Spray delivery results in better absorption of Vitamin C and Zinc, Golden Seal while it helps reduce microbes and virus in mouth based on current studies.

- GREAT TRAVEL COMPANION - TSA-Compliant and perfect for travel when tired and your immune system is susceptible for catching cold and flu bugs; A perfect preventative method during air travel and breathing in recycled air.
- NATURAL IMMUNE DEFENSE - Vitamin C and Zinc are immune system boosters that help both kids and adults combat harmful bacterial and viral infections; They improve cardiovascular health, sleep, cognition, and energy levels while combatting depression.
- As a fast absorption spray, Oral Sanitizers powered by Covi-GuardTM is a perfect, safe choice for everyone. Simply apply in mouth and hold for at least 60 seconds to help reduce viral and bacterial load.
- SAFE AND GREEN - ORAL SANITIZER powered by Covi-GuardTM offers the most advanced safe ingredients which are all Made in the USA. It's safe to use for men, women, and children. Boost your health and strength without any harmful side effects and prevent the spread.

COVI-GUARD™
ORAL SANITIZER



Patent Pending Formula Protects Against Airborne Virus and Bacterial Germs

- Extract-Natural Immune Supporting Ingredients.
- Great for Public spaces and Travel, TSA Compliant 2 oz and 3 oz
- Rinse for 60 Seconds and/or spray for 60 seconds in mouth.
- Comes in Mouth Spray, Mouthwash and Throat Sublingual Spray.
- Great tasting mint flavor, contains citrus fruits in formula.
- No known drug interaction, all FDA approved ingredients.
- Safe and Non-Habit forming when used daily for prevention.
- The mouth is the largest entry point for germs to enter the body.
- *Kills 99.9% of many common harmful germs and bacteria.







Dual Purpose: Easy to use mouth spray can also be filled with reusable mouthwash. Extract-Natural Immune Support Ingredients Vitamin C, Golden Seal and Zinc.

Research Links

Studies show how Cyclodextrin with Rinses can dramatically dramatically reduce the viral load in mouth which can help reduce airborne viruses in the mouth. Current Research papers attached separately.



https://www.dailymail.co.uk/sciencetech/article-8315269/Commercial-mouthwash-prevent-COVID-19-transmission-scientists-say.html

https://eu.dental-tribune.com/c/curaden-ag/news/like-soap-for-the-patients-mouth-cyclodextrins-are-important-for-future-of-oral-care/

Combating Coronavirus: Key Role of Cyclodextrins in Treatment and Prevention

https://gently.curaden.com/how-cyclodextrins-work-5-things-we-learned-from-roquette/

Dental Tribune



In times of viral epidemics such as the COVID-19 outbreak, cyclodextrins can play a major role in the prevention and management of viruses in dental practices. (Image: Folk)

Like soap for the patient's mouth—cyclodextrins are important for future of oral care

During viral epidemics, dental offices face significant challenges. There are requirements for meticulous hygiene and virus spread prevention, and cyclodextrins in oral care products could help dentists do their jobs while keeping everyone healthy and safe. While cyclodextrins are not primarily meant for the prevention or cure of viral infections, in the same way as soap does, they destroy the membranes of viruses and make them weaker.

In times of viral epidemics, the dental profession ranks as one of the most vulnerable professions when it comes to risk of viral infection. As a result, dental offices need to take exceptional precautions in order to prevent virus transmission and ensure the health and safety of both patients and staff. Oral care products should contribute to these efforts and make dental practices a healthier place altogether.

Using cyclodextrins as a broad-spectrum antiviral is one of the ways oral care products can help with the prevention and treatment of viral infections in dental offices. Although it is not at all common today, more and more oral care products could include cyclodextrins in the future in order to take advantage of their virus-fighting properties, as well as their other attributes.

How does it work?



1 Virus and its membrane
Virus
Membrane
2 Cyclodextrins break down the membrane
3 Virus disintegrates

Cyclodextrins fight viruses through sequestering the cholesterol from viral particles, causing lipid raft disruption. In other words, **cyclodextrins disturb the lipid membrane of the virus, effectively defeating its activity and spread**. Cyclodextrins can also deplete cholesterol from host cell membranes, rendering them less susceptible to viral infection.

Applying cyclodextrins to the mucous membranes of the mouth can therefore help prevent infection and the spread of viruses in the mouth, nose and throat. Prophylactic nasal and throat sprays can be developed to prevent viral transmission via the respiratory route.

What does it mean for the future of oral care?

At present, there are very few oral care products on the market that contain cyclodextrins. In order to actively fight the spread of viral infections, cyclodextrins should be included in future mouthwash and rinse solutions as active agents.

This will not only help dental offices maintain higher standards of viral safety, but also enable each and every one of us to actively treat and prevent infections through everyday gargles that are easy to use and beneficial for the general health of the mouth, throat and nose and thus effectively the whole body.

"Cyclodextrins are proving to be extremely valuable in prevention against viral attacks on the mucous membranes in the mouth, throat and nose"—Prof. Denis Bourgeois, Claude Bernard Lyon 1 University

What are cyclodextrins?

Cyclodextrins are substances commonly used in drug delivery as solubilisers, that is, media that help deliver drugs to where they are needed. This includes, for example, antiviral drugs that need to reach the mucous membranes where viruses tend to settle in and spread.

More importantly though, modified cyclodextrins act as effective broad-spectrum antivirals. According to a recent study published in *Science Advances*, a cyclodextrin developed by researchers "exhibits a broad-spectrum virucidal, irreversible mechanism of action, presents a high barrier to viral resistance, and is biocompatible".

"We demonstrated its preventive and therapeutic activity both in cell lines and in human-derived pseudostratified and highly differentiated histocultures, mimicking faithfully the upper respiratory tract"

Combating Coronavirus: Key Role of Cyclodextrins in Treatment and Prevention



Even stronger effect in combat

Using cyclodextrins as a broad-spectrum antiviral is one of the ways oral care products can help with the prevention and treatment of viral infections in the mouth. Oral Sanitizer powered by Covi-Guard TM oral care products contain cyclodextrins which is the future in order to take advantage of virus-fighting properties, as well as their other attributes.

exceptionally effective to ward off viruses.

COVI-GUARD™
ORAL SANITIZER

ANTIVIRAL • ANTIBACTERIAL • FORMULA

ANTIVIRAL • ANTIBACTERIAL • FORMULA

“Mouthwash could protect against COVID-19 by destroying the outer layer of fat the virus uses to bind to human cells, scientists suggest”

DailyMail June 8,2020

Mouthwash has the potential to protect against COVID-19 infection by killing the coronavirus before it can infect human cells, according to a new report. Coronaviruses belong to the class of 'enveloped viruses', meaning they are covered by a fatty layer that is vulnerable to certain chemicals. A team of international researchers say mouthwash could destroy the outermost layer or 'envelope' of the virus, preventing its replication in the mouth and throat.

'In test tube experiments and limited clinical studies, some mouthwashes contain enough of known virucidal ingredients to effectively target lipids in similar enveloped viruses.

Common mouthwashes contain the same key ingredient as coronavirus-killing hand santiser – alcohol.


HOW MOUTHWASH CHEMICALS COULD NEUTRALISE THE VIRUS
ENVELOPED VIRUS
VIRUS IS COVERED BY A FATTY LIPID MEMBRANE OR 'ENVELOPE'
GENOME
PROTEIN SPIKE ALLOWS VIRUS TO BIND TO HOST CELL
PERSON DRINKS MOUTHWASH
MOUTHWASH
MOUTHWASH CHEMICALS DISRUPT THE VIRUS'S LIPID MEMBRANE
CHEMICALS COULD MODIFY THE ABILITY OF THE SPIKE PROTEINS TO INTERACT WITH RECEPTORS ON THE HUMAN HOST'S CELLS
+3

"Details"

- **<u>COVI-GUARD ORAL CARE</u>**
- COG Spray Bottle 2 oz and 4 oz sizes
- COG Mouthwash 8.6 oz and 16 oz
- Suggested Retail COV- GUARD Spray Mouthwash
- Bundle RETAIL VALUE Package
- Good Profit Margins
- FDA Approved ingredients
- Manufacturing facility and Made in USA
- Warehouse and Logistics Center in Ft Lauderdale Fl
- Credit Processing Merchant Account
- Dental Distribution Channels to set up as a pre pre-procedural rinse
- **<u>Startup Costs for Initial Run</u>**
    - 5,000 units of 2 oz / 3.4 oz mouth spray + 5,000 units of 8.6 oz mouth wash initial run then introduce Throat Lingual Spray and Nasal Spray
    - R&D Formula Completed
    - Marketing cost: social media, distribution partners, market research
    - Design Art Work for labels bottles and spray
    - Website
    - Amazon= LMKAO LLC has existing relationship with Amazon Seller
    - Lead time for product finish 6-8 weeks with Purchase Order
    - All shipping and sales fulfillment will be done at JMF Field in Ft Lauderdale FL, where Myntsmile/ LMKAO currently stores, ships, warehouse, logistics are currently being done
    - including website host and development.
    - ***5 year Financial Projections based upon request**

"Go to Market"

- Dental Distribution with Strategic Dental Partnerships confirmed. Dentists are now required by ADA to have patients "pre- rinse" before they see patients to prevent aerosol.
- Clinical Studies are confirmed for Oral Sanitizer at University of Tennessee 2020, COVI-GUARD is formulated and patent pending based on proprietary ingredients in current research.
- Currently there is no product on the market that is a "mouth sanitizer" We will be the first to enter the retail and dental space where there is a demand for more prevention and people feeling safer.
- Offer Subscription Plan Monthly - Offer Free Shipping if subscribed.
- Offer "value pack" includes mouthwash and spray, use both interchangeably convenient refills saves time for repurchase.
- Sizes for mouth spray 2 oz, 3 oz, 4 oz and mouthwash 8 oz and 16 oz.
- Sell on COVIGUARD on website, Amazon, Walmart, Facebook, Instagram, Distribution Partners CVS, Walgreens and Whole Foods.
- Promote as a "Pre Rinse Procedure" through "Dental Professional Channels" provide webinars for dental professionals.
- Promote through "Medical Professionals" and provide to front line workers.
- Use influencer market on social media.
- Government Contracts if approved.

Founder and CEO



Lisa Marie Kao R.D.H.,B.S has over 20 years of clinical experience in cosmetic and dental research. She identified a need for porcelain veneer toothpaste for patients who have cosmetic dental treatments. Unable to recommend an oral care product specific to porcelain and bonding, Ms. Kao developed a porcelain veneer toothpaste, a product that would restore gloss and luster to porcelain and maintain the long term beauty of porcelain and bonded restorations. She has discovered trends and voids in the dental care market that have led to development of the Myntsmile formulation and product. Ms. Kao is an active member of the (IADR) International Association for Dental Research (AACD) American Academy of Cosmetic Dentistry. Ms. Kao is currently doing research and development on new innovative products. Invented by Lisa Marie Kao, a seasoned New York City dental hygienist who saw an unmet need for her patients seeking a non-abrasive toothpaste to protect and preserve their porcelain veneers and bonded teeth. Ms. Kao collaborated with top dentists, chemists and advisors, and brought Myntsmile to the marketplace in the summer of 2012.

Myntsmile is the first and only formulated toothpaste for porcelain veneers, crowns and bonding. We completed clinical studies which demonstrated to preserve gloss and luster on porcelain and bonding, therefore maintaining the long term beauty. Myntsmile also helps fight tooth decay on enamel. Myntsmile has been published in Wall Street Journal/Market Watch, Newsday, Registered Dental Hygiene, Dentistry IQ, American Dental Hygiene Magazine, The American Journal of Dentistry and The Journal of Dental Research. Myntsmile was featured in the Oscars, Grammys and Golden Globes.

Ms. Kao has been actively involved within the scientific community, as presenting author of her dental abstracts for a variety of industry conference and symposiums, including the highly regarded 2018, 2017, 2012 and 2013 International and American Association for Dental Research Meetings. The merits of Myntsmile have been published in several prominent trade journals, including The American Journal of Dentistry, The Journal of Dental Research (online), Dentistry IQ, American Dental Hygiene Association, and Registered Dental Hygiene Magazine. Additional publications include Yahoo Finance, Wall Street Journal, NASDAQ, Esquire, Business Insider and BILD. She also serves as a advisory board member at NYC College of Technology and is a fellow at Entrepreneurship Center at TOURO College.

Due to COVID 19 crisis Ms. Kao was compelled to create a product that would help protect the mouth. She created a new oral category of oral sanitizers called Covi -Guard. The Oral Sanitizer is a spray and mouthwash to help the general public reduce their chances of getting sick the same way a hand sanitizer also acts to help with prevention.

Research and Awards

-Recipient of Dental Hygiene Distinguished Alumnus Award at New York City College of Technology 2019

-American Academy of Cosmetic Dentistry Meeting Myntsmile 2nd place winner poster competition 2018 titled " Evaluation of Toothbrushing Using Cosmetic Conventional Dentifrices on Dental Restorative Materials"

-American Association for Dental Research Meeting Myntsmile Research Presentation 2018
-International Association for Dental Research Meeting Myntsmile Research Presentation on cosmetic restorations 2017
-Lisa Marie Kao RDH, BS winner of woman of valor award in Science at Touro College 2015
-Lisa Marie Kao RDH, BS Presenting Author of Scientific Abstract at IADR Meeting 2013
-L.isa Marie Kao RDH, BS Presenting Author of Scientific Abstract at AADR Meeting 2012 "Experimental Dentifrices containing Xylitol" 41st AADR Meeting"

"Oral Sanitizer powered by Covi-Guard™ a new category of oral sanitizers, washing your hands and using

hand sanitizers are not enough. We also need to protect our mouths orally where the virus can enter. Our patent pending formula with Immune supporting ingredients in our products will gently yet, effectively act as "mouth sanitizers" to ward off viruses and pathogens that can wreak havoc on your health.

"Protect the air we share"



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Questions or comments? Call toll-free 1-888-623-6968 weekdays.

Email support@covi-guard.com Visit our website www.oralsanitizers.com www.covi-guard.com

MADE IN THE USA